UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

DIGI INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DIGI INTERNATIONAL INC.
9350 Excelsior Blvd.
Hopkins, Minnesota 55343
952-912-3444
December 8, 2023
Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders, commencing at 2:00 p.m., Central Standard Time, on Monday, January 29, 2024. The Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.
The Secretary’s Notice of Annual Meeting and the Proxy Statement that follow describe the matters to come before the meeting. Whether or not you plan to log into the Annual Meeting, please vote your shares promptly so they can be represented at the meeting. If you have elected to receive a full set of proxy materials, then please sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. If you later desire to revoke your proxy or voting instructions, you will have an opportunity to do so.
Sincerely,
Satbir Khanuja, Ph.D.
Non-Executive Chairman of the Board

DIGI INTERNATIONAL INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on
January 29, 2024
The Annual Meeting of Stockholders of Digi International Inc. will be held at 2:00 p.m., Central Standard Time, on Monday, January 29, 2024, in a virtual meeting format via live webcast at www.virtualshareholdermeeting.com/DGII2024. Stockholders will not be able to physically attend the Annual Meeting. Additional information is provided below under the heading “General Information.”
The items of business are:
1.
to elect two directors, each for a three-year term;

2.
to approve, on a non-binding advisory basis, the executive compensation paid to our named executive officers (“Say-on-Pay”);

3.
to recommend, on a non-binding advisory basis, the frequency of future advisory votes on executive officers’ compensation (“Say-when-on-Pay”);

4.
to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the company for the fiscal year ending September 30, 2024; and

5.
to transact such other business as may properly be brought before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed December 4, 2023 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to log into the meeting, please vote your shares by proxy as quickly as possible. You may revoke your proxy at any time prior to its exercise, and voting by proxy will not affect your right to vote if you log into the meeting and revoke the proxy.
By Order of the Board of Directors,
David H. Sampsell
Executive Vice President, Corporate Development, General Counsel & Corporate Secretary
Hopkins, Minnesota
December 8, 2023

PROXY STATEMENT

i

PROXY STATEMENT
GENERAL INFORMATION
Proxies are being solicited by the Board of Directors (the “Board”) of Digi International Inc., a Delaware corporation (the “Company,” “Digi,” “we,” “us” or “our”), for use in connection with the Annual Meeting of Stockholders to be held on Monday, January 29, 2024 and at any adjournment or postponement thereof. Only stockholders of record at the close of business on December 4, 2023 will be entitled to vote at such meeting.
The address of our principal executive office is 9350 Excelsior Blvd., Suite 700, Hopkins, Minnesota, Minnesota 55343 and our telephone number is (952) 912-3444. The mailing of this proxy statement and a proxy card, or a Notice Regarding the Availability of Proxy Materials, to stockholders will commence on or about December 8, 2023.
Shares of Common Stock Outstanding on Record Date.   Our common stock, par value $.01 per share, is our only outstanding voting security. At the close of business on December 4, 2023, there were 36,198,464 shares of our common stock issued and outstanding, each of which is entitled to one vote.
Vote Required on Proposals.
1.
Election of Directors—Because the number of candidates equals the number of members to be elected to the Board, a majority of the votes cast with respect to each director nominee is required for the election of directors. This means that the number of shares voted “for” a director nominee’s election must exceed the number of votes cast “against” that director nominee’s election. Holders of common stock are not entitled to cumulate their votes for the election of directors. See below under “Majority Voting for Election of Directors” for additional details.

2.
Say-on-Pay Proposal—The Say-on-Pay proposal is advisory and not binding. We will consider our stockholders to have approved, on an advisory basis, our executive compensation if the number of votes “for” the proposal exceeds the number of votes “against” the proposal.

3.
Say-when-on-Pay Proposal—The Say-when-on-Pay proposal is advisory and not binding. We will consider our stockholders to have approved, on an advisory basis, the option of every 1 year, 2 years or 3 years that receives the highest number of the votes cast to be the preferred choice of our stockholders.

4.
Ratification of Auditors—The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors.

Majority Voting for Election of Directors.   If an incumbent director does not receive a majority vote, then the director will promptly tender his or her resignation to the Board. The Nominating and Governance Committee will make a recommendation to the full Board as to whether to accept or reject the tendered resignation. The Board will publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.
In a contested election, directors are elected by a plurality of the outstanding shares present or represented by proxy at the meeting and entitled to vote on the election of directors. We do not anticipate a contested election at the 2024 Annual Meeting of Stockholders.
Abstentions and Broker Non-Votes.   Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains or does not otherwise vote at the meeting or by proxy (including broker non-votes) will not be counted for the election of directors, the Say-on-Pay or the Say-when-on-Pay proposals. An abstention will have the effect of a vote against the ratification of auditors. A stockholder who does not vote at the meeting, by proxy (including broker non-votes) or otherwise, on the ratification of auditors will have no effect on the outcome of that proposal.

Expenses of Soliciting.   We will pay the cost of soliciting proxies. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and we have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.
Stockholder Proposals.   Stockholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our 2025 Annual Meeting of Stockholders must follow the procedures and requirements of the federal securities laws, including Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). To be timely, such proposals must be received by us at our principal executive office no later than August 10, 2024.
If a stockholder does not submit a proposal for inclusion in our proxy statement but desires to propose an item of business to be considered at an annual meeting of stockholders or to nominate persons for election as a director at an annual meeting, then the stockholder must give timely written notice of such proposal or nominations to our Secretary at our principal executive office, which is 9350 Excelsior Blvd., Suite 700, Hopkins, MN 55343. To be timely under our By-Laws, we must receive notice of the stockholder’s intention to propose an item of business or to nominate persons for election as director not less than 120 days before the first anniversary of the date of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, in which case such notice will be timely only if delivered not less than 120 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting), and the notice must otherwise comply with certain other requirements contained in our By-Laws as well as all applicable statutes and regulations.
Assuming that our next annual meeting of stockholders is held not more than 30 days before nor more than 60 days after the one-year anniversary of this year’s Annual Meeting, we must receive notice of a stockholder’s intention to propose an item of business or nominate persons for election as a director on or before October 1, 2024. A stockholder’s notice will not be deemed to be submitted until we have received all of the required information.
In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 30, 2024.
Meeting Admission.   The Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.
If you are a registered stockholder or beneficial owner of our common stock at the close of business on December 4, 2023, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/DGII2024. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically.
If you lose your 16-digit control number or are not a stockholder at the close of business on December 4, 2023, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/DGII2024 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit a question during the meeting.
You may log into www.virtualshareholdermeeting.com/DGII2024 beginning at 1:45 p.m. CST on January 29, 2024. The Annual Meeting will begin promptly at 2:00 p.m. CST on January 29, 2024. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder meeting site for assistance.

You may submit a question in advance of the meeting at www.proxyvote.com or during the meeting at www.virtualshareholdermeeting.com/DGII2024 after logging in with your control number. If we do not have time to answer all appropriate questions that have been submitted, we expect to post any additional appropriate questions and our answers on our Investor Relations website promptly following the meeting and retain them for one week after posting. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
If you are not able to attend the virtual Annual Meeting, a recorded version of the meeting will be available on www.virtualshareholdermeeting.com/DGII2024.
HOW TO VOTE
Your vote is important.   We encourage you to vote promptly. Internet and telephone voting are available through 10:59 p.m. Central Standard Time on Sunday, January 28, 2024. If you received a Notice Regarding the Availability of Proxy Materials, you should vote as instructed in the notice. If you received paper copies of this proxy statement, you may vote in one of the following ways:
By Telephone.   If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.
By Internet.   You can also vote your shares by the Internet. Your proxy card indicates the website you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.
By Mail.   If you are a holder of record and received a paper copy of the proxy card by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the envelope provided. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.
At the Meeting.   Voting your shares now will not limit your right to change your vote at the meeting if you log into the meeting. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the instructions that accompany your proxy materials (such as your voting instruction form) to participate in the Annual Meeting and vote your shares electronically.
All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board recommends.
Revocation of Proxies.   You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote at the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on January 29, 2024
The Notice of Meeting & Proxy Statement, Annual Report to Stockholders and Form of Proxy are available at: https://materials.proxyvote.com/253798

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock, as of the close of business on December 4, 2023, by each of our directors or nominees for director, by each of our executive officers named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock. Unless otherwise indicated in a footnote below, the address of each director, nominee and executive officer is care of our Company at 9350 Excelsior Blvd., Suite 700, Hopkins, Minnesota 55343.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage Outstanding Shares
Directors, nominees and named executive officers:
Ronald E. Konezny	769,709(2)	2.1%
James J. Loch	244,816(3)	*
David H. Sampsell	94,154(4)	*
Terrence G. Schneider	69,577(5)	*
Radha R. Chavali	2,973(6)	*
Christopher D. Heim	48,047(7)	*
Satbir Khanuja, Ph.D.	85,757(7)	*
Spiro C. Lazarakis	70,469(7)	*
Hatem H. Naguib	35,533(7)	*
Sally J. Smith	48,047(7)	*
All directors, nominees and current executive officers as a group (10 persons)	1,468,281(8)	4.1%
Other beneficial owners:
BlackRock, Inc.	5,786,897(9)	16.0%
55 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP	2,572,518(10)	7.1%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group	2,524,644(11)	7.0%
100 Vanguard Boulevard, Malvern, PA 19355
FMR LLC	2,012,719(12)	5.6%
245 Summer Street, Boston, MA, 02210

*
Less than one percent.

(1)
Unless otherwise indicated in a footnote below, (i) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (ii) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable and shares subject to options and RSUs that are scheduled to become exercisable or vest and settle, as applicable, within 60 days of December 4, 2023, and shares, if any, held pursuant to employee stock purchase plans. Excludes fractional shares held by any listed beneficial owner.

(2)
Includes 351,818 shares subject to options.

(3)
Includes 185,211 shares subject to options.

(4)
Includes 44,689 shares subject to options and 1,000 shares jointly owned with spouse.

(5)
Includes 47,416 shares subject to options.

(6)
Includes 2,346 shares subject to options.

(7)
Includes 3,294 shares subject to RSUs.

(8)
Includes 631,480 shares subject to options and 16,470 shares subject to RSUs.

(9)
Based on Amendment No. 17 to Schedule 13G filed by BlackRock, Inc. on January 26, 2023, reflecting beneficial ownership as of December 31, 2022 and reporting possession of sole voting power over 5,713,951 shares and sole dispositive power over all of the shares.

(10)
Based on Amendment No. 15 to Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2023, reflecting beneficial ownership as of December 30, 2022 and reporting possession of sole voting power over 2,531,643 shares and sole dispositive power over all of the shares.

(11)
Based on Amendment No. 5 to Schedule 13G filed by The Vanguard Group on February 9, 2023, reflecting beneficial ownership as of December 30, 2022 and reporting possession of shared voting power over 36,964 shares, sole dispositive power over 2,458,189 shares and shared dispositive power over 66,455 shares.

(12)
Based on Amendment No. 2 to Schedule 13G filed by FMR LLC on February 9, 2023, reflecting beneficial ownership as of December 30, 2022 and reporting possession of sole voting power over 2,011,138 shares and sole dispositive power over all of the shares.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our business is overseen by our Board with the number of directors, not less than three, fixed from time to time by the Board. The Board is divided into three classes as nearly equal in number as possible, and directors typically are elected to a designated class for a term of three years. The Board has fixed at two the number of directors to be elected to the Board at the 2024 Annual Meeting of Stockholders. The Nominating and Governance Committee has nominated Christopher D. Heim and Sally J. Smith to stand for election, each to serve for a three-year term. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the nominees below named. If a nominee is not elected, then the Board may fill the resulting vacancy or may decrease the size of the Board, each in accordance with the applicable provisions of our By-Laws.
The Nominating and Governance Committee of the Board selected each of the below named nominees. In case any nominee is not a candidate for any reason, the persons named as proxies may vote for a substitute nominee selected by the Nominating and Governance Committee.
The following provides certain information regarding the nominees for the office of director and the current directors whose terms are scheduled to expire after the 2024 Annual Meeting:
Nominees For Terms Expiring in 2027
Christopher D. Heim, age 59
Mr. Heim has served as a member of our Board since January 2018 and is the Executive Chairman of Fortra, formerly known as HelpSystems, a leading developer of IT management software, a position he has held since July 2019. Prior to this, he was Chief Executive Officer of HelpSystems from December 2014 to July 2019. Before HelpSystems, he was Chief Executive Officer of Axium, a leading provider of project management and accounting solutions to Architectural and Engineering firms, from January 2013 until its sale to Deltek in June 2014.
Prior to Axium, Mr. Heim served as Chief Executive Officer of Amcom Software (now known as Spok, Inc.), a provider of mission-critical communications solutions for hospitals, government and hospitality customers, from 2007 until its sale to USA Mobility in 2011 and then as its President and Chief Executive Officer from 2011 to 2012. Prior to Amcom, he was Chief Executive Officer and President of HighJump Software, a software company serving the supply chain management sector, from 1997 until it was acquired by 3M in 2004, and then as its president and General Manager from 2004 to 2006. Mr. Heim is a member of the boards of directors of Fortra, Calabrio, Inc., Ivanti, Inc., Field Nation, LLC and NPH USA. He previously served as a director of USA Mobility (now known as Spok, Inc.) from 2011 to 2013 and Ascentis from 2019 to 2023.
Mr. Heim brings broad and extensive business expertise to our Board. In particular, his experience in building leading software and services with recurring revenue models enhances our Board’s oversight of our SmartSense by Digi and Ventus businesses and our overall growth.
Sally J. Smith, age 65
Ms. Smith has served as a member of our Board since January 2018 and served as President and Chief Executive Officer of Buffalo Wild Wings, Inc., a restaurant company, from 1996 until its acquisition in February 2018. She previously served as its Chief Financial Officer from 1994 to 1996. From 1984 to 1994, she served as Chief Financial Officer of Dahlberg, Inc., a manufacturer of hearing aids. She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith serves as a member of the boards of directors of Hormel Foods Corporation, The Marvin Companies and the National Restaurant Association. She served on the board of directors of Buffalo Wild Wings, Inc. from 1996 to 2017, Alerus Financial Corporation from 2007 to 2022 and Alina Health System from 2011 to 2022.
Ms. Smith’s experience as an executive leader of a public company contributes to our Board. Her acumen in restaurant and food service operations is especially useful in our Board’s oversight of SmartSense by Digi. Her strong background in accounting and financial reporting is also valuable to the Board. Ms. Smith’s experience qualifies her as an Audit Committee financial expert.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN THIS PROPOSAL 1.
Directors Whose Terms Expire in 2025
Spiro C. Lazarakis, age 68
Mr. Lazarakis has served as a member of our Board since July 2015. He served in various roles at Ernst & Young LLP, an international accounting and consulting firm, from 1989 until his retirement in July 2015 including most recently as lead partner in charge of audit services for a number of technology companies. Mr. Lazarakis was one of the most experienced assurance partners in Ernst & Young’s Northern California Technology practice. He has over 35 years of experience serving technology companies, ranging from large multinationals to smaller, pre-public growth companies and venture-backed start-up entities. He focused on serving companies in the Internet, software, networking, Software-as-a-Service and semiconductor sectors. He served Blue Coat Systems, Juniper Networks and Infoblox among others during his career. Mr. Lazarakis also serves as a director of each of Venture Lending & Leasing VIII, LLC and WTI Fund X, LLC, providers of debt and equity financing to early and late-stage venture capital backed technology companies.
As a former assurance partner with Ernst & Young, Mr. Lazarakis has extensive high technology industry knowledge, leadership experience in management of audit and financial matters and provides expertise to our Board in such areas as finance, mergers and acquisitions, internal controls, risk management and auditing. Mr. Lazarakis’ experience qualifies him as an Audit Committee financial expert.
Hatem H. Naguib, age 55
Mr. Naguib has served as a member of our Board since February 2019 and has served as the President and Chief Executive Officer of Barracuda Networks, Inc. (“Barracuda”), a company that provides security, networking and storage solutions based on SaaS-based cloud services and network appliances, since August 2021. Mr. Naguib previously served as the Chief Operating Officer and Senior Vice President of Products and Services of Barracuda from December 2018 until August 2021. Prior to serving in this role, he was a Senior Vice President and General Manager of the Security Business Unit at Barracuda from June 2016 to December 2018. Before joining Barracuda, Mr. Naguib served as Vice President of Products Network and Security for VMware, Inc., a digital information software company, from July 2012 to May 2016.
Mr. Naguib’s extensive experience both in the communications hardware industry generally and in executing business strategies for networking products and services enhances our Board’s ability to oversee our operations and further support our continued long-term growth.
Directors Whose Terms Expire in 2026
Satbir Khanuja, PhD., age 56
Dr. Khanuja has served as a member of our Board since June 2013 and has served as its Non-Executive Chairman since January 2018. He has served as an operating partner at Fuse Venture Partners, a technology strategic advisor and investor, since August 2020, as a venture advisor with Ignition Partners, a venture capital firm, since May 2018 and as a member of the Board of Directors of LevelTen Energy, Inc. since February 2018. He was President and Chief Executive Officer of DataSphere Technologies, Inc., an online marketing company, from 2008 until the company was acquired in May 2017. Dr. Khanuja served as Senior Vice President of Marketing and Business Development of Second Space, Inc., an online services company operating a network of immersive lifestyle-oriented web sites, from 2006 to 2008. Prior to that, he held a variety of roles at Amazon.com from 1999 to 2006, including Vice President IMDb.com and Amazon In-Theater and Vice President, Worldwide Traffic. Before joining Amazon.com, Dr. Khanuja was an Engagement Manager with McKinsey & Company from 1998 to 1999.

Dr. Khanuja provides the Board with extensive leadership experience in marketing, operations and strategy. His role in the development of internet-based businesses is very valuable as the Company develops cloud-based application solutions such as SmartSense by Digi® and Digi Remote Manager®.
Ronald E. Konezny, age 55
Mr. Konezny has served as a member of our Board and as our President and Chief Executive Officer since December 2014. From 2013 to December 2014, he served as Vice President, Global Transportation and Logistics at Trimble Navigation Limited, a global provider of navigation and range-finding equipment and related solutions. From 2011 to 2013, he served as General Manager of Trimble’s Global Transportation and Logistics division. From 2007 to 2013, he served as Chief Executive Officer of PeopleNet Communications Corporation, a provider of telematics solutions for the transportation industry, which was acquired by Trimble in 2011. Mr. Konezny founded PeopleNet in 1996 and served in various other roles, including Chief Technology Officer, Chief Financial Officer and Chief Operating Officer, before serving as its Chief Executive Officer. Mr. Konezny serves as a member of the board of director of Sentera, Inc. and ISAAC Instruments. He previously served as a director of Atlas Financial Holdings, Inc. from 2018 to 2022.
Mr. Konezny has extensive experience in the wireless M2M industry working with solutions comprised of hardware and cloud-based applications. He brings extensive leadership in corporate strategy, manufacturing, operations, technology, finance and business development to the Board.
Director Independence
None of the directors or director nominees are related to any other director, director nominee or executive officer of our Company. Our Board has determined that Ms. Smith, Messrs. Heim, Lazarakis and Naguib, and Dr. Khanuja, constituting a majority of the Board, are “independent directors” as defined in the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).
Board Diversity Matrix (as of December 8, 2023)
The following chart summarizes certain self-identified personal characteristics of our directors for both the current year and the immediately prior year in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.
Total Number of Directors	6
	Female	Male
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
Asian		1
White	1	4
One of our directors categorized as “Asian” above, pursuant to the applicable definitions self-identifies as Indian and another categorized as “White” above, self-identifies as Middle Eastern.
Board Leadership Structure
Our Company does not have a written policy with respect to separation of the roles of Chief Executive Officer and Chairman because our Board believes it is in the best interests of our stockholders to make that determination based on the applicable circumstances. However, our Board has a policy that whenever the roles of Chief Executive Officer and Chairman are combined, the Board will appoint an independent lead director.
Dr. Khanuja has served as Non-Executive Chairman since his appointment by the Board to this position effective January 2018. The Board believes Dr. Khanuja’s tenure as a member of the Board and his familiarity with our business and industry as a whole qualifies him to serve as our Non-Executive Chairman. The Board has determined that, based on the current characteristics and circumstances of the

Company at this time, separating the roles of Chairman and Chief Executive Officer is appropriate and in the best interests of our stockholders.
Our Non-Executive Chairman (i) presides as chair of meetings of our Board, (ii) organizes, convenes and presides over executive sessions of the independent directors, (iii) serves as a liaison between the Chief Executive Officer and the independent directors, (iv) consults with the Chief Executive Officer and other members of management in establishing schedules and agendas for meetings of the Board, and (v) serves in such other capacities with such other duties as the independent directors may determine from time to time.
The Board’s Role in Risk Oversight
The Board is involved actively in the oversight of risks facing our Company and endeavors to provide management with guidance on the mitigation of identified risks. While the Board generally is responsible for overseeing risk management, including risks related to our overall operations, certain committees of the Board are responsible for specific areas of risk relating to their respective focuses:
•
Our Audit Committee is responsible for the oversight of financial risk relating to our consolidated financial statements, financial reporting processes and internal controls over financial reporting.

•
Our Compensation Committee is responsible for the oversight of company-wide compensation risk and reviews on an annual basis whether the risks arising from our compensation policies and practices with respect to our employees generally are reasonably likely to have a material adverse effect on the Company.

•
Our Nominating and Governance Committee monitors the risks related to our governance structure, policies and procedures and also oversees our environmental, social and governance initiatives.

The chair of each committee is responsible for reporting to the full Board the activities of the committee, the significant issues that have been presented to or otherwise discussed by the committee, and the committee’s final determination with respect to such issues, as appropriate. By leveraging the particular competencies of its committees, the Board actively utilizes its leadership structure to administer its role in the risk oversight of the Company.
Risks Arising from Compensation Policies and Practices
Our management recently conducted an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management analyzed our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Employee, Officer and Director Hedging
Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds are generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the Company plus any other Company securities held by them, whether directly or indirectly.
Committees of the Board and Meeting Attendance
The Board met ten times during the fiscal year ended September 30, 2023, which we refer to as “fiscal 2023.” All directors attended greater than 75% of the meetings of the Board and of the Committees on which they served during fiscal 2023. We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following is a description of the functions performed by each of these committees.

We do not have a policy regarding attendance of members of our Board at annual meetings of our stockholders. All of our directors attended our last annual meeting of stockholders, which was held virtually in January 2023.
Audit Committee
Our Audit Committee presently consists of Mr. Heim, Dr. Khanuja, Mr. Lazarakis (Chair) and Ms. Smith. Our Board has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission (the “SEC”). The Board has determined that all members are financially literate as required by the applicable Nasdaq listing standards. The Board has determined that Mr. Lazarakis and Ms. Smith are each an “audit committee financial expert” as defined by applicable regulations of the SEC. The Audit Committee oversees our accounting, internal controls and financial reporting processes by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The Audit Committee also provides oversight of the Company’s internal audit processes and, as discussed below under “Related Person Transaction Approval Policy,” is responsible for the review and approval or ratification of transactions under our Related Person Transaction Approval Policy. The Audit Committee met seven times during fiscal 2023. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make recommendations to the Board for revision of the Audit Committee Charter to reflect changing circumstances and requirements.
Compensation Committee
We have a Compensation Committee presently consisting of Messrs. Heim (Chair) and Naguib and Dr. Khanuja. Our Board has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and reviews the annual incentive compensation structure. The Compensation Committee oversees our equity incentive and employee stock purchase plans. The Compensation Committee met nine times during fiscal 2023. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board revisions to the Compensation Committee Charter to reflect changing circumstances and requirements. The processes and procedures used by the Compensation Committee for considering and determining executive and director compensation are described below under “Executive Compensation—Compensation Discussion and Analysis” starting on page 15.
Nominating and Governance Committee
We have a Nominating and Governance Committee, presently consisting of Ms. Smith (Chair), and Messrs. Lazarakis and Naguib. Our Board has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating and Governance Committee selects candidates as nominees for election as directors, advises the Board about the appropriate composition of the Board and its committees and oversees matters of corporate governance. In connection with this work, the Nominating and Governance Committee oversees succession planning for both our Board and our executive officers. This committee also oversees environmental and social responsibility matters, including our diversity and inclusion initiatives. The Nominating and Governance Committee met five times during fiscal 2023. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Nominating and Governance Committee reviews the Nominating and Governance Committee Charter annually and may recommend to the Board revisions to the Nominating and Governance Committee Charter to reflect changing circumstances and requirements.

Director Nominee Selection Process and Criteria
The Nominating and Governance Committee generally identifies director candidates based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm. Stockholders who wish to suggest qualified candidates should write to the attention of the Chair of our Board’s Nominating and Governance Committee: Digi International Inc., 9350 Excelsior Blvd., Suite 700, Hopkins, MN 55343. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.
Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. We do not have a formal policy regarding the consideration of diversity in identifying director nominees.
The Nominating and Governance Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board, in addition to other factors it deems appropriate based on the current needs and desires of the Board:
•
demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, and high-level managerial experience;

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whether the member/potential member is subject to a potentially disqualifying factor, such as relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

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the member’s/potential member’s independence;

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whether the member/potential member assists in achieving a mix of members on the Board that represents a diversity of background and experience, including with respect to specialized experience, age, gender, international background and race;

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whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as us;

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whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board; and

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any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.

Stockholder Communications with the Board
Stockholders may communicate with our Board by addressing correspondence to our principal executive office, identified above, Attention: Non-Executive Chairman. The Non-Executive Chairman will forward communications directed at particular members of the Board directly to the particular members. Communications directed to the Board in general will be handled by the Non-Executive Chairman.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent, outside directors. No member of this committee was at any time during fiscal 2023 or at any other time an officer or employee of the Company or any of our subsidiaries or affiliates or has had any relationship with our Company requiring disclosure in our Proxy Statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or its Compensation Committee.
Audit and Non-Audit Fees
As discussed in more detail below, on November 30, 2022, the Audit Committee dismissed Grant Thornton LLP, which had served as our independent registered public accounting firm, and approved the engagement of Deloitte & Touche LLP, to serve as our independent registered public accounting firm for the fiscal year ended September 30, 2023.
The following table presents fees for fiscal 2023 and 2022 for professional services performed by Deloitte & Touche LLP (fiscal 2023) and Grant Thornton LLP (fiscal 2022) for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in fiscal 2023 and 2022, and all other services performed:
	Fiscal Year Ended September 30,
	2023	2022
Audit Fees	$796,682	$858,945
Audit-Related Fees	—	—
Tax Fees	$3,530	$4,813
All Other Fees	—	—
Total	$800,212	$863,758
The audit fees reported above relate to services performed by Deloitte & Touche LLP for fiscal 2023 and Grant Thornton LLP for fiscal 2022 for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in those fiscal years, the review of activity related to acquisitions, and registration statements filed in connection with our equity compensation plan. The tax fees above relate to the preparation of tax returns for a foreign subsidiary. The Audit Committee pre-approved all of the services described above pursuant to engagements that occurred in fiscal 2023 and 2022.
The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accounting firm during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis and delegates authority to grant such pre-approvals during the year between Audit Committee meetings to the Audit Committee chair. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.
Former Independent Registered Public Accounting Firm
On November 30, 2022, the Audit Committee dismissed Grant Thornton LLP, which had served as our independent registered public accounting firm since the fiscal year ended September 30, 2017. The reports of Grant Thornton LLP on the consolidated financial statements as of and for fiscal 2022 and the fiscal year ended September 30, 2021, which we refer to as “fiscal 2021,” contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During fiscal 2022 and fiscal 2021 and the subsequent interim period through November 30, 2022, there were no disagreements between us and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference thereto in their reports on the financial statements for such years.
During fiscal 2022 and fiscal 2021 and the subsequent interim period through and including November 30, 2022, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
New Independent Registered Public Accounting Firm
As disclosed above, on November 30, 2022, the Audit Committee approved the engagement of Deloitte & Touche LLP, to audit our financial statements for the year ending September 30, 2023. During fiscal 2022 and fiscal 2021 and the subsequent interim period through November 30, 2022, we did not consult with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
Report of the Audit Committee
The role of our Audit Committee, which is composed of four independent non-employee directors, is one of oversight of our management and our independent registered public accounting firm in regard to our financial reporting and our internal controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by our independent registered public accounting firm to ensure that no prohibited non-audit services are provided by the independent registered public accounting firm and that the independent registered public accounting firm’s independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with our management and independent registered public accounting firm.
The Audit Committee has (i) reviewed and discussed our audited consolidated financial statements for the fiscal year ended September 30, 2023 with our management and with Deloitte & Touche LLP, our independent registered public accounting firm for such year; (ii) discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding communication with audit committees; and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.
Based on the review and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 for filing with the SEC.
Christopher D. Heim
Satbir Khanuja, Ph.D.
Spiro C. Lazarakis (Chair)
Sally J. Smith
Environmental, Social and Governance Matters
We are committed to improving the economic, social, and environmental impacts of our business operations because we believe these initiatives are not only socially responsible but also sound practices that can drive more efficient and effective operations. Our Nominating and Governance Committee oversees our initiatives in these areas. We also maintain on our website an Environment, Social, and Governance Statement highlighting our initiatives in these areas.
Ethical Business Conduct
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We maintain a global code of business conduct that covers a broad range of ethical and legal business practices. Our employees are trained on various components of this code of conduct annually.

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We screen product orders in an effort to assure compliance with applicable export control laws as well as added screenings beyond the requirements of law for certain wireless products that can transmit over long distances.

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We review the practices of our suppliers to assure they do not rely on slavery or child labor in their operations.

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We maintain a stringent anti-corruption compliance program, overseen by senior management, that includes:

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Due diligence of prospective distributors and resellers;

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Agreement by distributors and resellers to comply with applicable anti-corruption laws;

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Training for employees, distributors and resellers; and

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Annual compliance reviews for selected Digi offices as well as distributors and resellers.

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We use consistent pricing practices and apply pricing exceptions only in accordance with Company policy.

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To avoid potential entanglements in our business activities with political actors, we restrict all financial or in-kind political contributions, whether direct or indirect.

Environmental and Regulatory Commitments
We are committed to continual improvement in our product quality while meeting or exceeding the compliance requirements of all applicable regulations and other voluntary requirements to which we subscribe. We incorporate numerous business practices that promote the efficient use of materials across our operations as well as environmental awareness among our employees, customers, suppliers and other key stakeholders. Among others, we have implemented the following measures in these areas:
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The operations of our assembly facilities in Eden Prairie, Minnesota and Sandy, Utah are ISO 14001-certified. Our corporate headquarters building, where sales, product management, engineering, administrative and IT personnel are employed, is LEED-certified.

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We require our suppliers to avoid the use of ozone-depleting substances, and, to our knowledge, our suppliers do not use ozone-depleting substances in our manufacturing and assembly operations. We maintain compliance with applicable environmental laws in our operations, including regulations such as Restriction of Hazardous Substances and Waste Electrical and Electronic Equipment.

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In our production and distribution facilities, we take great care to isolate and properly dispose of computer waste products. Third-party experts regularly remove components and items with metals or potentially harmful chemicals for proper recycling and/or disposal. We also work with our contract manufacturing facilities around the world to implement and maintain leading environmental practices.

•
We created the Green Tech Customer Innovation Awards to acknowledge and highlight customers that excel in the green technology field and offer advanced solutions for environmental issues. Each winner has used Digi solutions to build or deploy technologies supporting a greener world and stronger environmental stewardship. These companies have shown forward-thinking leadership and innovation in eco-friendly and environmentally safe applications.

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We endeavor to identify and minimize the use of conflict minerals in our products by using OECD due diligence guidance for managing the conflict minerals supply chain. We work with suppliers to follow socially responsible policies that ensure materials supplied to us have the highest possible likelihood of being conflict-free. Although we have no direct contact or control of smelters in our supply chain, our due diligence has indicated that we neither support nor source materials from smelters located in the DRC conflict zone.

Advancing Diversity and Inclusion as well as Personal Advancement of and Commitment to Our Employees
We have established three core pillars to guide our commitment to Inclusion & Diversity: Culture of Inclusion, Talent, and Community Impact. We pursue this mission through a variety of initiatives:
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Our Diversity & Inclusion committee, a committee of Digi employees that consults with our Executive Team, focuses on a workplace culture that continuously strives to eliminate bias and become more inclusive. This committee has promoted training for management on the elimination of bias and promoted greater involvement in community initiatives.

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Digi is a member of CEO Action for Diversity and Inclusion, an organization that promotes civic action to advance diversity and inclusion.

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We are governed by a diverse six-member board of directors, half of whom are women or self-identify as people of color.

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We strive to create a respectful work environment characterized by mutual trust and the absence of intimidation, oppression, discrimination, and exploitation. We’ve further enhanced our recruiting practices to increase our focus on bringing greater diversity to Digi by dedicating time and efforts specifically to building diverse candidate pools as well as reducing bias in the selection process.

•
For over thirty years, we have hosted the annual Digi International Wormburner golf event and fundraiser to raise money for organizations that reflect Digi’s passion for advancing equity and serving our communities. In 2023, we raised over $60,000 for three organizations that support youth and families with education and career programs.

•
We provide tuition reimbursement to employees for continuing education classes that contribute to their personal and professional growth and paid parental leave to equitize paid benefit leaves across the US employee base.

We demonstrate commitment to our employees. We not only provide competitive salaries but also offer a distinctive Total Rewards package. This package includes a new hire equity award, paid parental leave, open paid time off, a hybrid work environment, medical as well as health and well-being offerings and, for US-based employees, a 401k plan with Company matching and employee stock purchase plan. In certain instances, not all employees qualify for all of these offerings due to legal restrictions because of where they reside or work. We also conduct periodic anonymous surveys to gauge employee engagement and satisfaction. Management reviews the results of these surveys with our employees to gain insights on how to improve these metrics.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis (sometimes referred to in this proxy statement as the “CD&A”):
•
describes our compensation philosophy, objectives and programs for our named executive officers (referred to elsewhere in this CD&A as “Named Executives”); describes the process used to determine our compensation program elements and targets; and

•
provides details of each element of our Named Executive compensation program, including targeted and actual compensation for fiscal 2023.

For fiscal 2023, our Named Executives were:
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Ronald E. Konezny, Chief Executive Officer and President;

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James J. Loch, Executive Vice President, Chief Financial Officer and Treasurer;

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David H. Sampsell, Executive Vice President, Corporate Development, General Counsel and Corporate Secretary;

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Terrence G. Schneider—Senior Vice President, Supply Chain Management; and

•
Radha R. Chavali—Senior Vice President, Chief Information Officer.

Executive Summary
Our compensation philosophy is built on a foundation of pay-for-performance and rewards Named Executives for positive developments in the results of our Company and the price of our common stock over time. Below is a comparison of our total stockholder return (“TSR”) for the past one, three and five most recently completed fiscal years as compared to the median TSR for the same periods of our fiscal 2023 peer group as described below in the CD&A (our “Peer Group”).
Data Source: Yahoo Finance, Adjusted Closing Price(s)

TSR was calculated using average closing prices for the ten trading days up to and including September 30, 2023 for all periods presented. Peer Group median TSR data excludes Sierra Wireless Inc. because it was acquired in January 2023 and, with respect to the five-year presentation only, Cambium Networks Corporation because it became public in June 2019.
Below is a summary of the key decisions impacting fiscal 2023 compensation for the Named Executives:
•
Base pay was consistent with general market practices and pay levels of our comparable Peer Group. Base salary increases are considered for Named Executives based on competitive market pay levels and individual performance. When base pay was initially set for fiscal 2023, base salaries for Messrs. Konezny, Loch, Sampsell and Schneider were increased. Ms. Chavali, who joined the Company in the months leading up the conclusion of fiscal 2022, did not receive an increase in base salary for fiscal 2023. The fiscal 2023 annual cash incentive plan design was changed from fiscal 2022 to include Annual Recurring Revenue (“ARR”) as a new performance measure. See the page 20 for a discussion on base salaries and cash compensation for fiscal 2023.

•
Stock option grants, time based restricted stock unit (“RSU”) grants and performance based restricted stock unit (“PSU”) grant values were awarded based on market practices, fiscal 2023 performance against our goals, our relative performance against our Peer Group, executive performance, retention goals, individual potential and our desire to incent Named Executives for the long-term with equity awards that require our share price to increase to create value and align the interests of Named Executives with our stockholders. In fiscal 2021 and 2022, ten percent of the value of Mr. Konezny’s long-term equity awards were granted in the form of PSUs that only vest if the Company meets certain performance objectives. In fiscal 2023, the Company introduced PSUs for the other Named Executives, whereby their long-term incentive amount transitioned to 50% RSUs and 50% PSUs. Executive Vice Presidents may achieve a maximum of 200% of granted PSUs, and Senior Vice Presidents may achieve a maximum target of 100% of granted PSUs.

As discussed in further detail in this CD&A, we believe we exercise sound executive compensation management practices, including:
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independent general oversight of compensation programs by our Compensation Committee and their use of external consultants as needed;

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balanced compensation programs that emphasize pay-for-performance, alignment with stockholder value creation, and attraction and retention of key talent without creating undue risk;

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maintaining a clawback policy as required by the SEC and Nasdaq listing rules and stock ownership guidelines since 2014, the expansion of the scope of our clawback policy in December 2020 to include performance-based equity awards, and the adoption of a new clawback policy in November 2023 to comply with new Nasdaq listing rules;

•
competitive compensation levels that are supported by our Peer Group compensation practices; and

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multiple compensation program elements that emphasize short- and long-term business strategies and performance.

Fiscal 2023 “Say-on-Pay” Advisory Vote on Executive Compensation
At our annual stockholders meeting held on January 27, 2023, greater than 90% of the votes cast approved, on an advisory basis, the compensation of our Named Executives as disclosed in the proxy statement for that annual meeting. Our Compensation Committee has considered the results of that vote in its subsequent deliberations, and no changes have been made in compensation policies or practices as a result of the vote because of the stockholder support for our executive compensation evidenced by the voting results.

Compensation Philosophy
The philosophies that drive our compensation program design and objectives are:
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incent Named Executives to advance the Company’s business and financial objectives through a “pay-for-performance” culture that ties the compensation of our Named Executives to the performance of the individual, the Company, and the price of our common stock;

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attract and retain qualified executive talent by providing competitive compensation packages;

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align Named Executive focus on Company financial performance and stockholder value creation by providing balanced compensation programs. Balance is achieved through plans that reward for the advancement of long-term strategic business objectives and annual financial objectives; and

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ensure that the design of our compensation program does not encourage Named Executives to take unnecessary or undesirable risks.

Responsibility for Determining Executive Compensation
Our Compensation Committee (referred to in this CD&A as the “Committee” or “Compensation Committee”) reviews and approves all executive compensation programs and the specific compensation arrangements with each of our Named Executives. The Committee also provides general oversight of our compensation plans. The Committee is composed of three independent, non-employee directors as defined by the SEC and Nasdaq. The Committee maintains responsibility for overseeing the independence of any compensation consultant that it retains. A brief summary of the role of the Committee is found in “Committees of the Board and Meeting Attendance” in this proxy statement.
The Committee periodically retains the services of a third-party consultant to provide guidance and recommendations on compensation strategy, program design, Peer Group selection, and market compensation trends. Members of management participate in Committee meetings at the Committee’s request. Presently our VP of Human Resources, who reports to our Chief Financial Officer, oversees our human resources department and, together with other members of the human resources department, contributes analysis on market trends, Peer Group compensation levels and compensation levels of companies in our broad technology industry category to the Committee. Our Chief Executive Officer provides recommendations on the compensation of other Named Executives. Our Executive Vice President, Corporate Development, General Counsel and Corporate Secretary generally serves as Secretary of Committee meetings. For fiscal 2023, the Committee used the same methodology presented by Radford Consulting, a business unit of AON which the Committee retained in fiscal 2022 to provide recommendations on competitive benchmark data for our executive positions, Peer Group and industry trends on compensation plan design. The Committee also used certain information from a compensation database maintained by Radford to which we subscribe to collect updated and current benchmarking information. For the purposes of determining compensation for the fiscal year ending September 30, 2024, which we refer to as “fiscal 2024,” the Committee retained Radford Consulting, a business unit of AON, to provide recommendations on competitive benchmark data for our executive positions, Peer Group and industry trends on compensation plan design for fiscal 2024.
Compensation Determination Process
Compensation targets are set for each Named Executive based on a number of factors, including:
•
compensation levels of comparable positions at companies in our Peer Group and our broad technology industry with comparable annual revenues and market caps;

•
each Named Executive’s performance against annual objectives;

•
the qualifications of the Named Executive and the potential for positive performance in the future;

•
the achievement of strategic goals to which the Named Executive is held accountable;

•
the recommendations of the Chief Executive Officer (except with respect to his own compensation); and

•
current financial conditions, goals and performance of the Company.

Compensation Benchmarking
To determine a range of competitive compensation for comparable jobs, the Committee reviews compensation data for a group of peer companies. The Committee also considers third-party survey data of companies in our broad technology industry category with comparable annual revenues to supplement Peer Group data.
Cash Compensation
The Committee generally sets base salaries for Named Executives to fall between the 25th and 60th percentile of comparable positions at Peer Group companies. Determination of the base salary level is based on the compensation determination factors listed above, with specific focus on the nature of the position, the Named Executives’ skills and potential, as well as past performance results. Currently, the base salaries of our Named Executives comprise 48% to 71% of their total annual cash compensation target, which places significant emphasis on annual incentive compensation. This supports our pay-for-performance philosophy as the Company will need to meet or exceed Company financial targets for Named Executives to realize their full annual cash compensation potential.
Total cash compensation, when earned, is targeted to result in Named Executive total cash compensation falling on average between the 25th and 75th percentile of the comparable Peer Group positions if all financial metrics associated with annual incentive compensation are achieved or exceeded. By design, actual total cash compensation for Named Executives could fall below this range if we do not achieve all of our financial metrics in the fiscal year and could fall above this range if we exceed our financial metrics in the fiscal year.
Equity Compensation
The Committee historically has awarded stock options and RSUs to Named Executives. Starting in fiscal 2023, the Committee stopped granting stock options and began awarding PSUs in addition to RSUs to all Named Executives. The grant date target values of all of these awards are based on the following factors:
•
the value of equity awards within our Peer Group for comparable positions;

•
each Named Executive’s past performance and potential for the Named Executive to contribute to Company success in the future; and

•
the strategic impact of the Named Executive’s position and necessity to retain the Named Executive.

Excluding new hire equity awards, target equity compensation award values for Named Executives in fiscal 2023 were generally within the 25th and 75th percentiles of Peer Group long-term incentive amounts.
Fiscal 2023 Compensation Benchmarking
For determining compensation for fiscal 2023, the Committee leveraged a combination of internal Digi compensation resources, prior year data from Radford Consulting and certain information from a compensation database maintained by Radford to which we subscribe to provide a competitive analysis of the base salary, annual cash incentives and equity incentive elements and levels for our Named Executives. This analysis consisted of:
•
a comparison of our compensation elements and levels against the fiscal 2023 Peer Group to determine our overall market percentile position on each element as well as our total cash compensation and total equity compensation; and

•
a comparison of our compensation elements and levels against companies in our broad technology industry category based on data obtained from an independent third-party compensation survey published by Radford.

The broader survey data contained information for high technology companies in our broader industry and revenue categories and was used in conjunction with the Peer Group data.
During fiscal 2022, the Committee reviewed our fiscal 2023 Peer Group to assess whether modifications were appropriate based on our business model, financial metrics, and appropriate competitors within our general market. Based on that review, the Peer Group remained unchanged from fiscal 2022, except that NeoPhotonics Corporation was removed from the Peer Group due to its acquisition by another company in August 2022. The final Peer Group for fiscal 2023 therefore includes:
ADTRAN, Inc.	EMCORE Corporation
A10 Networks, Inc.	Harmonic Inc.
Aviat Networks, Inc.	Inseego Corp.
CalAmp Corp.	KVH Industries, Inc.
Calix, Inc.	PowerFleet, Inc.
Cambium Networks Corporation	Ribbon Communications Inc.
Clearfield, Inc.	Sierra Wireless Inc.1
Comtech Telecommunications Corp.	Synchronoss Technologies, Inc.
Dasan Zhone Solutions Inc.

(1)
Sierra Wireless Inc. was acquired in January 2023.

Fiscal 2024 Compensation Benchmarking
For fiscal 2024, the Committee retained Radford Consulting to provide a competitive analysis of the base salary, annual cash incentives and equity incentive elements and levels for our Names Executives. This analysis consisted of:
•
a comparison of our compensation elements and levels against the fiscal 2023 peer group to determine our overall market percentile position on each element as well as our total cash compensation and total equity compensation; and

•
a comparison of our compensation elements and levels against companies in our broad technology industry category based on data obtained from an independent third-party compensation survey published by Radford.

The broader survey data contained information for high technology companies in our broader industry and revenue categories and was used in conjunction with the peer group data.
The Committee retained Radford Consulting to review our fiscal 2024 peer group and industry to assess whether modifications were appropriate based on our business model, financial metrics, and appropriate competitors within our general market. Based on that review, Agilysys, Extreme Networks, Impinj, InterDigital, Napco Security Technologies, NetScout Systems and Semtech were added. CalAmp, EMCORE, Inseego, NeoPhotonics, PowerFleet, Sierra Wireless and Synchronoss Technologies were removed. The final peer group for fiscal 2024 included:
ADTRAN, Inc.	Extreme Networks
A10 Networks, Inc.	Harmonic Inc.
Agilysys	Impinji
Aviat Networks, Inc.	InterDigital
Calix, Inc.	KVH Industries, Inc.
Cambium Networks Corporation	Napco Security Technologies
Clearfield, Inc.	NetScout Systems
Comtech Telecommunications Corp.	Ribbon Communications Inc.
Dasan Zhone Solutions Inc.	Semtech
Compensation Program Elements
Total Cash Compensation
To determine the allocation of compensation among each of our cash compensation program elements, we consider the practices of companies within our Peer Group as well as our compensation philosophy of maintaining a strong pay-for-performance environment. The portion of the Named Executive’s total cash compensation dependent on annual incentive differs by position and seeks to reward employee performance that can drive financial performance and growth while also assuring roles that oversee monitoring and managing operating risks are not encouraged to take excessive risks.
Target total cash compensation for Named Executives in fiscal 2023 was:
Name	Annual Base Salary ($)	Target Annual Cash Incentive ($)	Target Annual Cash Incentive as % of Base Salary (%)	Target Total Cash Compensation ($)
Ronald E. Konezny	550,000	605,000	110	1,155,000
James J. Loch	375,000	187,500	50	562,500
David H. Sampsell	315,000	157,500	50	472,500
Terrence G. Schneider	275,000	110,000	40	385,000
Radha R. Chavali	312,000	124,800	40	436,800
Base Salaries
Base salary levels reflect the Committee’s compensation philosophy of favoring compensation, as appropriate, that is contingent on the achievement of performance objectives while providing a market competitive level of salary that will allow us to attract and retain talent. This translates to base salary levels for our Named Executives that fall roughly between the 25th and 60th percentile of our Peer Group. Base salaries are reviewed annually but are not automatically increased. Adjustments are approved by the Committee based upon changes in competitive market data and the compensation determination factors listed earlier in this CD&A.
Based on economic factors of the business, our competitive market analysis for each position and the individual’s past performance, base salaries for Named Executives for fiscal 2023 were increased from 0% to 10%. The increases were determined based on our competitive market analysis for each position and each individual’s performance for fiscal 2022.
For fiscal 2024, base salaries for Named Executives were increased in amounts varying from 0% to 8%. The increases were determined based on our competitive market analysis for each position and each individual’s performance for the fiscal year.
Annual Cash Incentive Programs
Our annual cash incentive program provides Named Executives the opportunity to receive cash incentive payments depending on the degree to which we achieve or exceed annual financial goals. This incentive typically has been tied to achievement of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), subject to any appropriate adjustments. The program historically has required a minimum threshold of performance to earn any payment, and a maximum payment opportunity. Named Executives only receive payments after the end of the fiscal year following the Committee’s review and approval of our financial results.
Cash incentive plan metrics and potential cash incentive amounts are determined by the Committee near the start of each fiscal year based upon elements of our board-approved operating plan for that year. In some years, the metrics have included other objective measurements of quarterly or annual financial success as approved by the Committee. The annual cash incentive component pays out based on performance if the Named Executive remains employed with us for the full year. In the event the employment of a Named Executive is terminated without cause during the year, payment of any annual incentive component will be based on their employment agreement. The Committee approves plan elements and targets that they believe will support continued growth and creation of stockholder value.
The Committee also reserves the right to award discretionary cash bonuses based upon its assessment of a Named Executive’s performance and contributions.
Fiscal 2023 Cash Incentives
For fiscal 2023, the Committee established an annual cash incentive plan for Named Executives designed to incent and reward profitable growth of the Company. Performance measurements were established based on achievement of annual revenue, Adjusted EBITDA and ARR goals for the Company. “Adjusted EBITDA” is a non-GAAP financial measure that can be calculated from our audited financial statements by subtracting interest income net of interest expense located on our Consolidated Statements of Operations from income before income taxes and then adding depreciation of property, equipment and improvements and amortization of identifiable intangible assets and other assets, both of which are located on the Consolidated Statements of Cash Flows. Further adjustments are made by adding back non-cash stock compensation expense, restructuring and severance related charges, and certain transaction expenses, including earnout payments, incurred in connection with acquisitions, divestitures or mergers. ARR represents monthly revenue recognized from all billable subscription contracts of the Company measured at the end of any fiscal month multiplied by twelve. When measured at the end of a fiscal year, ARR would be based on the monthly revenue recognized for the month of September. ARR is a key operating metric of the Company because it recurs without the need to make a new sale. This provides a stable base of revenue that typically comes with higher margins than sales not based on a subscription.
The annual cash incentive for fiscal 2023 was dependent on achievement of annual financial goals. The plan provided for payment, to the extent that goals were met, of an amount between 50% and 200% of target. Upon achievement of both threshold revenue and threshold Adjusted EBITDA, 50% of target would be earned. Provided threshold revenue was met, between 50% and 100% of target would be earned based on a sliding scale for actual performance between threshold Adjusted EBITDA and the Adjusted EBITDA goal. 100% of target would be earned upon full achievement of the Adjusted EBITDA goal. Additional payments beyond 100% would be earned if the revenue and ARR goals were achieved, up to a maximum of 200% based on Adjusted EBITDA performance using a sliding scale between the goal and maximum Adjusted EBITDA.
The final annual incentive due was calculated based on annual results and performance against revenue, Adjusted EBITDA and ARR. This final payment was determined by multiplying the Named Executives’ target total cash incentive for the fiscal year by the multiplier based on the annual achievement against the goal. The revenue, Adjusted EBITDA and ARR components of the annual cash incentive plan were set and measured exclusive of the impact of any acquisitions we closed during the fiscal year. The Committee could adjust the incentive payout by up to 25% upwards or downwards based on individual performance, but the Committee did not exercise such discretion.
For fiscal 2023, threshold revenue and Adjusted EBITDA were satisfied, entitling eligible participants to a payment. Set forth below are the threshold and target performance levels along with our actual performance for fiscal 2023 (dollar amounts in millions):
	Revenue			Adjusted EBITDA(1)				ARR		Incentive Payout Achieved (%)
Business/Segment	Threshold ($)	Goal ($)	Actual ($)	Threshold ($)	Goal ($)	Maximum ($)	Actual ($)	Goal ($)	Actual ($)
Total Company	410.0	425.0	444.8	83.7	88.0	93.9	96.5	104.0	106.0	200.0

(1)
Adjusted EBITDA as used for the cash incentive plan is a non-GAAP financial measure that can be calculated from our audited financial statements. Our methodology for calculating Adjusted EBITDA is described above in more detail. We use this metric because the Committee believes it provides a clearer view of operations that were ongoing throughout the entire fiscal year as well as a better comparison of performance year over year. The Company believes that the target level goals can be characterized as requiring strong yet attainable performance relative to the segment, while threshold goals are more likely to be achieved.

Actual cash incentives earned for fiscal 2023 were:
Name	Total Target Incentive ($)	Actual Incentive Earned ($)	Percentage of Target Total Cash Incentive Earned (%)
Ronald E. Konezny	605,000	1,210,000	200.0
James J. Loch	187,500	375,000	200.0
David H. Sampsell	157,500	315,000	200.0
Terrence G. Schneider	110,000	220,000	200.0
Radha R. Chavali	124,800	249,600	200.0

A detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2023 Annual Report on Form 10-K filed with the SEC.
Fiscal 2024 Cash Incentive
For fiscal 2024, the Committee has established an annual cash incentive plan for Named Executives designed to incent and reward profitable growth of the Company. Performance will be measured based on achievement of annual revenue, Adjusted EBITDA and ARR goals for the Company.
The annual cash incentive for fiscal 2024 has a provision for payment between 50% and 200% of target if annual financial goals are met. Upon achievement of the minimum thresholds for revenue, Adjusted EBITDA and ARR, 50% of target will be earned. Upon achievement of the goals for revenue, Adjusted EBITDA and ARR, 100% of target will be earned. Additional incentive payments beyond target and up to 200% may be earned if both the revenue and ARR goals are achieved. Payouts beyond target and up to 200% will then be based on Adjusted EBITDA performance.
The final annual incentive due will be calculated based on annual results and performance against revenue, ARR and Adjusted EBITDA goals. This final payment will be determined by multiplying the Named Executives’ target total cash incentive for the fiscal year by the multiplier based on the performance of these metrics. The revenue, ARR and Adjusted EBITDA components of the annual cash incentive plan are set and all will be measured exclusive of the impact of any acquisitions activity we may complete during the fiscal year. The Committee can adjust any individual’s incentive payout by up to 25% upwards or downwards based on individual performance.
Equity Incentive Compensation
Equity incentive compensation is designed to reward demonstrated performance and leadership, motivate future superior performance that drives overall Company growth, aligns the interests of the Named Executive with our stockholders, and allows us to attract and retain talent through the long-term reward potential of this program. These awards seek to align our equity incentive compensation with market practices and support our compensation philosophy as above described. Prior to fiscal 2023 we historically provided a mix of 50% non-statutory stock options and 50% RSUs. In each of fiscal 2021 and 2022 our CEO received 10% of his long-term incentive value in the form of PSUs as below further described. For fiscal 2023 stock awards for Named Executives we removed Stock Options and replaced them with PSUs as a core component of Named Executive compensation. This means for fiscal 2023 Named Executives received 50% of their equity incentive grants in PSUs and 50% in RSUs. The Compensation Committee moved to grant PSUs instead of stock options for Named Executives primarily because PSUs vest based upon the achievement of one or more operating metrics and stock options vest only based on continued employment.
Equity awards are made to Named Executives annually and on other dates that generally correspond to the Named Executive’s start date with us, promotions, or as acknowledgement for extraordinary performance. Equity award amounts historically have been based upon competitive equity compensation within our Peer Group and/or survey group along with the above listed individual factors. Existing ownership levels generally are not a factor in award determinations as we do not want to discourage Named Executives from accumulating Digi stock. However, the Committee may take into consideration a Named Executive’s previous equity awards and may approve larger awards in certain cirumstances, such as to newer Named Executives with less equity by reason of their shorter tenure.
Fiscal 2023 Equity Awards
For fiscal 2023, the Committee reviewed equity and long-term incentive practices of equivalent positions within our Peer Group, and for certain positions, the practices within the broader survey group. The Committee approved equity awards with a grant date target value falling between the 25th and 75th percentile of reported equity and long-term incentive awards for the most recent fiscal year of companies in our Peer Group and our broad technology industry category, except for Ms. Chavali who received a smaller award due to her new hire status. The selection of award size between the 25th and 75th percentile was based on the Company’s fiscal 2022 performance and the individual factors listed above, most notably, individual performance, long-term potential and retention goals. The Company delivered the equity award value 50% in RSUs and 50% in PSUs. The Company uses the six-month average market closing price of the stock as of a date on the final approval of the RSU and PSU awards, which was $32.119 per share as of November 29, 2022, to determine the value of PSU and RSU awards. Accordingly, the following RSU and PSU awards were granted to the Named Executives on November 29, 2022.
Name	Restricted Stock Units (#)	Performance Stock Units at Target (#)
Ronald E. Konezny	123,351	23,351
James J. Loch	21,676	11,676
David H. Sampsell	15,449	5,449
Terrence G. Schneider	4,671	4,671
Radha R. Chavali	6,870	1,557
The PSUs granted are eligible to vest based on achievement of ARR over a three-year performance period consisting of fiscal 2023, fiscal 2024 and the fiscal year ending September 20, 2025, which we refer to as “fiscal 2025.” If ARR exceeds an established performance goal in a given fiscal year during the performance period, the PSU award will pay out one-third of the target shares for that fiscal year. If ARR exceeds the performance goal for the first two fiscal years, then the PSU award will payout out two-thirds of the target shares (after deducting any shares earned for performance in an individual fiscal year). Similarly, if ARR exceeds the performance goal for all three fiscal years, then the PSU will payout all of the target shares. For Messrs. Konezny, Loch and Sampsell, if relative TSR based on the Russell 2000 index is achieved during the performance period, additional PSUs up to 200% of the target shares may be earned. The Committee established ARR performance goals in November 2022 of $104.0 million for fiscal 2023, $114.4 million for fiscal 2024 and $125.8 million for fiscal 2025.
Also in November 29, 2022, as recognition for exceptional performance, the Committee approved supplemental awards of RSUs to Messrs. Konezny, Loch and Sampsell that are scheduled to vest in full on the three-year anniversary of the dates of grant for Messrs. Loch and Sampsell with Mr. Konezny’s grant award to vest over a three-year period, starting with the three-year anniversary of the date of grant and completing at the five-year anniversary.
PSUs Granted in Fiscal 2021
In fiscal 2021, the Committee granted to Mr. Konezny performance share units that were eligible to vest based on achievement of a cumulative adjusted earnings per share metric measured over a three-year performance period consisting of fiscal 2021, fiscal 2022 and fiscal 2023 (“Cumulative Adjusted EPS”). If Cumulative Adjusted EPS exceeded an established performance goal in a given fiscal year during the performance period, the performance stock unit award paid out one-third of the target shares for that fiscal year. If Cumulative Adjusted EPS exceeded a separate performance goal for the first two fiscal years combined, then the performance stock unit award would pay out two-thirds of the target shares (after deducting any shares earned for performance in an individual fiscal year). Similarly, if Cumulative Adjusted EPS exceeded a separate performance goal for all three fiscal years combined, then the performance stock unit paid out the target shares. Finally, to the extent Cumulative Adjusted EPS exceeded the performance target for the three-year period up to an established maximum amount, the performance stock unit award paid out additional shares based on linear interpolation between the performance goal and maximum performance, up to a maximum payout of 200% of the target amount. For purposes of the performance stock units, “Cumulative Adjusted EPS” is defined as the Company’s adjusted earnings per share as reported for the applicable period in the Company’s annual earnings releases, including adjustments as determined under U.S. Generally Accepted Accounting Principles for significant non-cash or non-recurring items such as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions.
The Committee established a Cumulative Adjusted EPS performance goal of at least $3.99 per share. Based on actual Cumulative Adjusted EPS of $4.13 per share at the end of fiscal 2023, Mr. Konezny was awarded 114.47% of the target shares to be earned over the three-year period, which resulted in a total of 10,027 shares awarded over the three-year performance period.
Perquisites
We do not provide our Named Executives with perquisites and benefits in addition to the same benefits that are available to all regular full-time employees, except for the addition of a $500,000 supplemental life insurance policy.
Employment Agreements
We have entered into employment agreements with our Named Executives to align their interests with stockholders and attract and retain executives by providing contractual arrangements that address the consequences of significant organization changes.
Ronald E. Konezny.   We and Mr. Konezny are parties to an employment agreement dated November 26, 2014. The agreement entitled Mr. Konezny to an initial annual base salary, subject to review at least annually, and eligible for decrease only in connection with a uniform reduction affecting all of our senior executives proportionately. The agreement also provides that if we terminate his employment without cause he will receive: (1) severance pay at a rate equal to his base salary for a period of twelve months following termination, paid in installments on regular payroll dates during that period, (2) if Mr. Konezny is eligible for, and takes all steps necessary to continue his group health insurance coverage, we shall pay for the portion of the premium costs for such coverage that the Company pays for then active employees of the Company, at the same level of coverage that was in effect as of the termination date of his employment, for a period of 12 months thereafter, and (3) a pro rata portion of any bonus that would have been payable to him for the fiscal year during which his employment terminated, based on actual results against the annual objectives set by the Committee. Under the employment agreement, Mr. Konezny is entitled to a cash annual incentive bonus, provided that objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine the actual bonus earned based on actual performance against plan as determined through Mr. Konezny’s annual cash incentive plan. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Konezny a bonus in addition to any other bonus to which he is otherwise entitled. The employment agreement also provides that Mr. Konezny is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies.
James J. Loch.   We and Mr. Loch are parties to a letter agreement dated May 1, 2019. Under this agreement, if Mr. Loch’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary paid as a lump sum and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual performance against any established performance objectives under our annual cash incentive compensation plan.
The letter agreement provided for two equity awards in connection with the commencement of Mr. Loch’s employment. On August 13, 2019, he received an option to purchase 100,000 shares of our common stock, which is scheduled to vest as to 25% of the shares on the first anniversary of the grant date and in 36 substantially equal monthly installments thereafter, with a term of seven years. He also received an RSU award in the amount of 53,663 shares of our common stock, which is scheduled to vest as to 25% of the shares on each of the first four anniversaries of the grant date. Both awards will vest as to all shares if his employment is terminated without cause or terminates for good reason within one year following a change in control.
David H. Sampsell.   We and Mr. Sampsell are parties to a letter agreement dated April 8, 2011. The letter agreement provides that if Mr. Sampsell’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to six months’ base salary paid as a lump sum and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual performance against any established performance objectives under our annual cash incentive compensation plan.

Terrence G. Schneider.   We and Mr. Schneider are parties to a letter agreement dated May 9, 2016 and amended May 23, 2016. The letter agreement provides that if Mr. Schneider’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to six months’ base salary paid as a lump sum and a bonus that will be based on the number of months of service during the fiscal year in which his employment was terminated and our actual performance against any established performance objectives under our annual cash incentive compensation plan.
Radha R. Chavali.   We and Ms. Chavali are parties to a letter agreement dated May 23, 2022 and amended December 9, 2022. The letter agreement provides that if Ms. Chavali’s employment is terminated by us without cause at any time, she will be entitled to receive severance equal to six months’ base salary paid as a lump sum and a bonus that will be based on the number of months of service during the fiscal year in which her employment was terminated and our actual performance against any established performance objectives under our annual cash incentive compensation plan.
Subsequent Changes
On November 27, 2023, the Company and Ms. Chavali mutually agreed to end her employment no later than January 5, 2024.
In connection with Ms. Chavali’s departure, the Company entered into a transition and separation agreement with her effective as of November 30, 2023. The agreement provides Ms. Chavali with six months of her base salary, less all authorized withholdings as provided in her letter agreement above described; eligibility for three months of continued employer contributions toward the Company’s group health plans; and, in accordance with her letter agreement above described, a pro rata bonus for the fiscal year ending September 30, 2024 based on the time she is employed with us during fiscal 2024, in each case conditioned upon her compliance with the terms and conditions of this agreement.
Assessing Risk in our Executive Compensation Program
The Committee believes it has implemented an executive compensation program that provides our Named Executives with incentives to drive business and financial results, but not in a manner that encourages excessive or unnecessary risk-taking behaviors. This is demonstrated by the following design features:
•
having base salaries that are competitive;

•
utilizing a rigorous process to establish annual financial performance metrics for our cash incentive plan that are challenging but achievable;

•
for our annual cash incentives, utilizing more than one financial metric to determine payment under the plan. This assures Named Executives are not focused on limited aspects of business performance; and

•
providing Named Executives with an opportunity for an annual equity award that vests over a period of three to four years. This equity accumulation opportunity incents Named Executives to take actions that promote longer term sustainability of our business.

Compensation Governance Policies
Clawback Policy
We adopted a new clawback policy in compliance with Rule 10D-1 of the Securities and Exchange Act of 1934, as amended, the SEC regulations promulgated thereunder, and Nasdaq listing rules. Under the policy, the Company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.
The Company’s prior clawback policy, which still applies to cash incentive awards and performance-based equity incentive awards received by covered executive officers prior to October 2, 2023, allows recoupment or repayment of any portion of such incentive payments to the extent we materially restated our consolidated financial statements because of our Company’s material noncompliance with applicable financial reporting requirements. In addition, under the prior clawback policy, if it is determined that any executive officer engaged in intentional misconduct or gross negligence that caused or contributed to the need for the restatement, then such executive officer must repay the entire amount of any incentive payment net of taxes paid or payable with respect to the forfeited payment.
Stock Ownership Guidelines
We maintain stock ownership guidelines because our Board believes that it is in the best interest of the Company and our stockholders for non-employee directors and executive officers to have an equity interest in the Company in order to align their financial interests with those of our stockholders. Our Compensation Committee is responsible for monitoring the application of these guidelines.
The guidelines specify that each non-employee director and executive officer is expected to own shares of our common stock with a value at least equal to the amount shown in the following schedule:
Leadership Position	Value of Shares
Non-employee Director	1.5 × annual Board retainer (excluding any Board committee retainer)
Chief Executive Officer	1.5 × annual base salary
Executive Vice Presidents and Senior Vice Presidents appointed by the Board	0.5 × annual base salary
The guidelines were adopted in 2014. A covered individual has five years from the date he or she becomes subject to these guidelines (or any heightened ownership level under these guidelines) to achieve compliance with the applicable target value. Shares are counted toward the target value by including fully-vested outstanding shares of which the covered person is deemed to be the “beneficial owner” (pursuant to Section 16 under the Exchange Act) and by including shares subject to a stock option or stock appreciation right to the extent that the award is vested as to those shares and the award is “in-the-money” (i.e., the closing price of a share of the Company’s stock on the determination date exceeds the exercise price). Shares subject to a performance-based compensatory equity-based award of any kind that has not yet vested and shares subject to an RSU that has not yet vested are not counted.
The value of the shareholdings of a covered individual is based on the greater of (i) the closing price of a share of the Company’s common stock as of the most recent fiscal year end, or (ii) the “acquisition value” of the shares (the purchase price, if acquired in a market or other arm’s-length transaction, or its fair market value at the time the receipt of the share was taxable or the share was received in a gift transaction).
As of September 30, 2023, all non-employee directors and executive officers were either in compliance with the stock ownership guidelines or had made progress toward achieving the stock ownership guidelines within the five-year period before the guidelines become effective for them.
Tax Considerations
While the Committee is mindful of the benefit to us of the deductibility of compensation, the Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company. The Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its stockholders.
Section 162(m) of the Internal Revenue Code (the “Code”) generally places a $1 million limit on the amount of compensation that a publicly-held company can deduct in any tax year on compensation paid to “covered employees.” In the past, performance-based compensation paid to “covered employees,” such as annual cash incentives and performance-based equity awards, was generally excluded from this $1 million deduction limit. As a result of changes in U.S. tax law, this previously-available exclusion for performance-based compensation is generally no longer available. The changes in U.S. tax law also expanded the definition of “covered employees” to include any person who served as chief executive officer or chief financial officer at any time, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year.
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. We do not provide tax gross-ups on income that is deemed made in connection with a change in control.
Section 409A of the Internal Revenue Code also affects the payments of certain types of deferred compensation and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as a 20% penalty and interest.
Report of the Compensation Committee
The Compensation Committee has reviewed the above Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Digi’s Annual Report on Form 10-K for the year ended September 30, 2023 and this proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:
Christopher D. Heim (Chair)
Satbir Khanuja, Ph.D.
Hatem H. Naguib

Summary Compensation Table
The following summarizes the compensation for the fiscal years noted for the individuals who served at any time during our fiscal 2023 as Chief Executive Officer or Chief Financial Officer as well as our other three most highly compensated officers for fiscal 2023 (whom we have referred to in the CD&A and here as the “Named Executives”).
Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Ronald E. Konezny President and Chief Executive Officer	2023	542,308	6,914,355	—	1,210,000	13,975	8,680,638
	2022	515,385	843,607	584,911	1,100,000	12,975	3,056,878
	2021	478,523	1,100,796	540,031	295,680	12,375	2,427,405
James J. Loch Executive Vice President, Chief Financial Officer and Treasurer	2023	371,154	1,830,838	—	375,000	13,979	2,590,972
	2022	358,654	332,789	324,954	350,000	13,879	1,380,276
	2021	321,162	305,654	250,014	91,000	10,510	978,340
David H. Sampsell Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	2023	312,692	1,071,269	—	315,000	10,360	1,709,322
	2022	308,654	153,595	149,984	300,000	8,976	921,209
	2021	282,798	122,258	100,003	79,800	8,560	593,419
Terrence G. Schneider Senior Vice President, Supply Chain Management	2023	272,692	379,846	—	220,000	9,582	882,120
	2022	268,077	127,996	124,988	208,000	8,720	737,781
	2021	246,954	122,258	100,003	56,000	8,418	533,633
Radha R. Chavali Senior Vice President, Chief Information Officer	2023	312,000	345,298	162,296	249,600	9,600	1,078,794
	2022	48,000	—	—	36,927	—	84,927

(1)
The “Salary” column presents the pre tax base salary earned during the fiscal year.

(2)
The “Stock Awards” column presents the grant date fair value of RSUs granted in the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC 718”). Accordingly, the grant date fair value was determined by multiplying the number of RSUs by the closing stock price on the date of grant. For a description of the vesting terms of the stock awards, see the narrative disclosure under “Grants of Plan Based Awards” on page 29.

(3)
The “Option Awards” column presents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with ASC 718. The fair value of each stock option award is estimated on the date of grant using a Black Scholes option valuation model. We calculated these amounts based on the grant date fair value of the awards using the valuation assumptions set forth in Note 14 to our fiscal 2022 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

(4)
The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned under our annual cash incentive plans for fiscal 2023, 2022 and 2021.

(5)
Amounts shown in the “All Other Compensation” column for fiscal 2023 include:

Name	Year	Digi Contribution to 401(k) Plan ($)	Value of Supplemental Life Insurance Premiums ($)	Severance ($)	Total ($)
Ronald E. Konezny	2023	13,200	775	—	13,975
James J. Loch	2023	12,969	1,010	—	13,979
David H. Sampsell	2023	9,692	668	—	10,360
Terrence G. Schneider	2023	8,462	1,120	—	9,582
Radha R. Chavali	2023	9,600	—	—	9,600

Grants of Plan-Based Awards for Fiscal 2023
For services during fiscal 2023, the Named Executives received three types of plan-based awards: (1) cash-based awards under the annual incentive plan, (2) RSU awards granted on November 14, 2022 and/or November 29, 2022, and (3) PSU awards granted on November 29, 2022.
Each stock option was scheduled to vest as to 25% of the shares subject to the option one year after the date of grant and in 36 monthly installments thereafter as to the rest of the shares, has a seven-year term, and has an exercise price equal to the closing price of a share of our common stock on the date of grant. Except as indicated in footnote 3 to the table below, each RSU vests in four substantially equal increments of 25% per year on the anniversary of the grant date. The annual cash incentive plan for fiscal 2023 is described beginning on page 20 and throughout the CD&A.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Option and Stock Awards(5) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Ronald E. Konezny	AIP		302,500	605,000	1,210,000
	RSU	11/29/2022						123,351			5,015,452
	PSU	11/29/2022				23,351	46,702				1,898,903
James J. Loch	AIP		93,750	187,500	375,000
	RSU	11/29/2022						21,676			881,346
	PSU	11/29/2022				11,676	23,352				949,492
David H. Sampsell	AIP		78,750	157,500	315,000
	RSU	11/29/2022						15,449			628,156
	PSU	11/29/2022				5,449	10,898				443,113
Terrence G. Schneider	AIP		55,000	110,000	220,000
	RSU	11/29/2022						4,671			189,923
	PSU	11/29/2022				4,671	4,671				189,923
Radha R. Chavali	AIP		62,400	124,800	249,600
	NQSO	11/14/2022							8,041(6)	41.130	162,509
	RSU	11/14/2022						5,313			218,683
	RSU	11/29/2022						1,557			63,308
	PSU	11/29/2022				1,557	1,557				63,308

AIP=Annual incentive plan for fiscal 2023
NQSO=Non-qualified stock option
RSU=Restricted stock unit award
PSU=Performance stock unit award.
(1)
These columns present possible payments under the annual cash incentive plan for fiscal 2023. See the Summary Compensation Table for fiscal 2023 (under the column “Non Equity Incentive Plan Compensation”) for the actual amount paid to each Named Executive under the annual cash incentive plan. Threshold refers to the minimum amount payable upon achievement of the minimum performance levels required to earn any payment. Target refers to the amount payable if specified targets were reached. Maximum refers to the maximum payout possible under the plan.

(2)
These columns present potential issuances of shares of common stock in settlement of performance stock unit awards granted under the 2021 Plan in fiscal 2023 and having a three-year performance period spanning fiscal 2023, fiscal 2024, and fiscal 2025. The number of shares to be issued is based on the degree to which we achieved specified ARR for each covered fiscal year. See “Equity Incentive Compensation” in the CD&A for the performance goals.

(3)
Scheduled to vest as to 25% of the shares on the first anniversary of the date of grant and each anniversary thereafter unless earlier accelerated or terminated pursuant to their terms. The RSUs are subject to accelerated vesting if the award is not assumed or replaced in connection with a change in control, or if the award is so assumed or replaced, if the Named Executive’s employment is terminated without cause by the successor or for good reason by the Named Executive within 12 months following a change in control. Certain supplemental awards of RSUs to Messrs. Konezny, Loch and Sampsell are scheduled to vest in full on the three-year anniversary of the dates of grant for Messrs. Loch and Sampsell with Mr. Konezny’s grant award to vest over a three-year period, starting with the three-year anniversary of the date of grant and completing at the five-year anniversary.

(4)
The exercise price for the options granted is the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

(5)
This column shows the full grant date fair value under authoritative guidance issued by ASC 718 of the stock options, RSUs and PSUs on the date of grant.

(6)
Scheduled to vest as to 25% of the shares on the first anniversary of the date of grant and thereafter in 36 monthly installments unless earlier accelerated or terminated pursuant to their terms.

Outstanding Equity Awards at Fiscal 2023 Year-End
The table below provides information on each Named Executive’s outstanding equity awards as of September 30, 2023. The equity awards consist of stock options, RSUs and PSUs. The market value of each RSU and PSU that had not vested equaled $27.00, which was the closing price of our common stock on September 29, 2023 (the last trading day of the fiscal year).
		Option Awards(1)				Stock Awards(2)(3)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Ronald E. Konezny	11/29/2022					123,351	3,330,477
	11/29/2022							46,702	1,260,954
	5/9/2022							10,305	278,235
	11/30/2021	27,800	32,854	21.53	11/30/2028
	11/30/2021					20,866	563,382
	2/8/2021							11,678	315,306
	11/24/2020	54,248	22,337	16.75	11/24/2027
	11/24/2020					19,708	532,116
	2/4/2020					25,000	675,000
	11/27/2019	127,778	5,555	17.94	11/27/2026
	11/27/2019					11,538	311,526
	11/20/2018	125,000	—	11.87	11/20/2025
James J. Loch	11/29/2022					21,676	585,252
	11/29/2022							23,352	630,504
	11/30/2021	15,445	18,252	21.53	11/30/2028
	11/30/2021					11,592	312,984
	11/24/2020	25,115	10,341	16.75	11/24/2027
	11/24/2020					9,124	246,348
	11/27/2019	37,269	1,620	17.94	11/27/2026
	11/27/2019					3,365	90,855
	8/13/2019	100,000	—	13.76	8/13/2026
David H. Sampsell	11/29/2022					15,449	417,123
	11/29/2022							10,898	294,246
	11/30/2021					5,350	144,450
	11/30/2021	648	8,424	21.53	11/30/2028
	11/24/2020	591	4,136	16.75	11/24/2027
	11/24/2020					3,649	98,523
	11/27/2019	21,296	926	17.94	11/27/2026
	11/27/2019					1,923	51,921
	11/20/2018	18,750	—	11.87	11/20/2025
Terrence G. Schneider	11/29/2022					4,671	126,117
	11/29/2022							4,671	126,117
	11/30/2021	5,941	7,020	21.53	11/30/2028
	11/30/2021					4,458	120,366
	11/24/2020	10,046	4,136	16.75	11/24/2027
	11/24/2020					3,649	98,523
	11/27/2019	15,973	694	17.94	11/27/2026
	11/27/2019					1,442	38,934
	11/20/2018	12,500	—	11.23	11/20/2025
Radha R. Chavali	11/29/2022					5,313	143,451
	11/29/2022							1,557	42,039
	11/14/2022					3,114	84,078
	11/14/2022	—	—	41.16	11/30/2028

(1)
Unless otherwise noted, all options are scheduled to vest as of 25% of the shares on the first anniversary of the date of grant and thereafter in 36 monthly installments unless earlier accelerated or terminated pursuant to their terms.

(2)
Unless otherwise noted, all RSUs are scheduled to vest as to 25% of the shares on the first anniversary of the date of grant and each anniversary thereafter unless earlier accelerated or terminated pursuant to their terms.

(3)
Unless otherwise noted, all PSUs without an overachievement feature are scheduled to vest in equal installments on each of the first, second and third anniversaries of the date of grant, and PSUs with an overachievement feature are scheduled to vest at rates determined at the end of the third anniversary of the date of grant.

Options Exercised and Stock Vested During Fiscal 2023
The table below provides information regarding stock option exercises, RSUs and PSUs vested by the Named Executives during the fiscal year ended September 30, 2023. None of the Named Executives had any other form of stock award that vested.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald E. Konezny	—	—	69,217	2,720,124
James J. Loch	—	—	25,207	905,866
David H. Sampsell	23,054	345,743	7,165	—
Terrence G. Schneider	12,500	288,188	5,842	244,915
Radha Chavali	—	—	—	—

(1)
Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.

(2)
Represents the number of shares vested multiplied by the market value of the shares on either (i) the date they were vested or (ii) if the Compensation Committee must certify the number of shares earned, the date such certification occurs.

Potential Payments Upon Termination or Change in Control
As described above in the CD&A, we have entered into employment agreements and letter agreements with our Named Executives providing for severance benefits.
In addition, in certain circumstances, we may enter into separate transition or severance agreements with Named Executives to facilitate the orderly transition of their responsibilities upon their departure from the Company in a manner that is least disruptive to our organization. When entering into these agreements, the Committee considers market terms for these benefits, although the actual agreements are individually negotiated based on the circumstances of the executive being employed or retained. We have not entered into any new arrangements in fiscal 2023 with any of our Named Executives.
The table that follows provides the estimated additional payments and benefits that would be provided to our Named Executives or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on September 30, 2023. For these purposes, “cause” generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests.
Compensation Element	Involuntary Termination Without Cause ($)	Death or Disability (Single Trigger) ($)	Change in Control (Double Trigger)(1) ($)
Severance(2)
Ronald E. Konezny	550,000	—	550,000
James J. Loch	375,000	—	375,000
David H. Sampsell	157,500	—	157,500
Terrence G. Schneider	137,500	—	137,500
Radha R. Chavali	156,000	—	156,000
Medical Benefit Continuation
Ronald E. Konezny	20,969	—	20,969
Pro Rata Bonus(3)
Ronald E. Konezny	756,250	—	756,250

Compensation Element	Involuntary Termination Without Cause ($)	Death or Disability (Single Trigger) ($)	Change in Control (Double Trigger)(1) ($)
James J. Loch	234,375	—	234,375
David H. Sampsell	196,875	—	196,875
Terrence G. Schneider	137,500	—	137,500
Radha R. Chavali	156,000	—	156,000
Accelerated Stock Options(4)
Ronald E. Konezny	—	1,181,148	1,181,148
James J. Loch	—	595,240	595,240
David H. Sampsell	—	267,259	267,259
Terrence G. Schneider	—	232,869	232,869
Radha R. Chavali	—	—	—
Restricted Stock Units(5)
Ronald E. Konezny	—	—	5,412,501
James J. Loch	—	—	650,187
David H. Sampsell	—	—	712,017
Terrence G. Schneider	—	—	257,823
Radha R. Chavali	—	—	294,894
Performance Stock Units(6)
Ronald E. Konezny	—	—	1,854,495
James J. Loch	—	—	630,504
David H. Sampsell	—	—	126,117
Terrence G. Schneider	—	—	294,246
Radha R. Chavali	—	—	42,039
Total
Ronald E. Konezny	1,327,219	1,181,148	9,775,363
James J. Loch	609,375	595,240	2,485,306
David H. Sampsell	1,110,625	232,259	891,809
Terrence G. Schneider	275,000	267,259	2,384,147
Radha R. Chavali	546,375	—	883,308

(1)
Represents payments upon termination without cause or for good reason within 12 months following a change in control.

(2)
Severance arrangements generally provide Messrs. Konezny and Loch with one year of base salary and all others with six months of base salary.

(3)
Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination was September 30, 2023, the bonus amount shown for all executives is the actual cash incentive earned for all of fiscal 2023.

(4)
Amounts represent the intrinsic value of stock option awards as of September 30, 2023 for which the vesting was accelerated due to death or disability. The value entered is based on the difference between $27.00, the closing price of our Common Stock on September 29, 2023 (the last trading day of the fiscal year), and the option exercise price.

(5)
Amounts represent value of unvested RSUs using closing price of $27.00 of our Common Stock on September 29, 2023 (the last trading day of the fiscal year).

(6)
Amounts represent value of unvested PSUs using closing price of $27.00 of our Common Stock on September 30, 2023 (the last trading day of the fiscal year).

CEO Pay Ratio
For fiscal 2023, the annual total compensation for our Chief Executive Officer was $8,680,638, as reflected in the Summary Compensation Table appearing on page 28 above. We estimate that the median employee’s annual total compensation was $117,140 for fiscal 2023. This comparison results in a CEO Pay Ratio of 74:1.
This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
As of September 30, 2023, our employee population consisted of approximately 629 U.S. employees and 191 non-U.S. employees. As a result, our median employee was selected from an adjusted employee population of 819 employees (excluding our Chief Executive Officer).
To identify a median employee among our adjusted employee population (excluding our Chief Executive Officer) employed on September 30, 2023, we used a compensation measure that included base pay received during fiscal 2023 (on an annualized basis for permanent employees employed for less than the full fiscal year) plus actual bonuses and commissions earned and the aggregate grant date fair value of equity-based awards determined in a manner consistent with the Summary Compensation Table. To improve comparability, we did not include overtime wages in our compensation measure. Using this compensation measure, we selected the individual at the median of our employee population and then determined that individual’s annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as shown above.

PAY VERSUS PERFORMANCE
The following table sets forth additional compensation information of our PEO and our other NEOs (averaged) along with TSR, Net Income and Adjusted EBITDA during each of fiscal 2021, fiscal 2022 and fiscal 2023. This information is disclosed per the requirements of Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K.
	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4)(5) ($)	Net Income ($)	Adjusted EBITDA(3) ($)
2023	8,680,638	5,157,171	1,565,302	910,236	173	95	24,770,000	96,500,000
2022	3,056,878	7,194,627	555,704	890,973	221	80	19,383,000	79,415,000
2021	2,427,405	4,322,591	765,929	1,010,845	134	110	10,366,000	48,261,000

(1)
Our PEO and Other NEOs for each reported fiscal year were:

Year	PEO	Other NEOs
2023	Ronald E. Konezny	James J. Loch, David H. Sampsell, Terrence G. Schneider, and Radha R. Chavali
2022	Ronald E. Konezny	James J. Loch, David H. Sampsell, Terrence G. Schneider, Radha R. Chavali, Tracy L. Roberts, and Kevin C. Riley
2021	Ronald E. Konezny	James J. Loch, David H. Sampsell, Tracy L. Roberts, Kevin C. Riley, and Michael A. Ueland

(2)
SEC rules require certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine “compensation actually paid” (“CAP”) as reported in the Pay Versus Performance table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. A reconciliation of the SCT totals to CAP to our PEO and our Other NEOs (as an average) is shown below:

	2023		2022		2021
Adjustments(A)	PEO ($)	Average of Other NEOs ($)	PEO ($)	Average of Other NEOs ($)	PEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	8,680,638	1,565,302	3,056,878	555,704	2,427,405	765,929
Adjustments for stock and option awards:
Subtract SCT amounts of stock and option awards	(6,914,355)	(947,441)	(1,428,595)	(236,131)	(1,640,833)	(333,403)
Add fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	4,591,431	621,982	2,701,902	453,599	2,022,626	459,553
+/- The difference between fair value of awards from the end of the prior fiscal year to the end of the covered fiscal year for awards granted in any prior fiscal year that are outstanding and unvested at the end of the covered fiscal year	(1,203,605)	(187,270)	2,990,479	331,887	1,231,195	216,009
+/- The change in fair value from the end of the prior fiscal year to the vesting date for awards granted in any prior fiscal year which vested during the covered fiscal year	3,062	(142,337)	(126,037)	(22,899)	282,198	24,813
Subtract fair value at end of prior fiscal year for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	(191,187)	—	(122,056)
Compensation Actually Paid (as calculated)	5,157,171	910,236	7,194,627	890,973	4,322,591	1,010,845

(A)
Rows reporting the following adjustments were omitted from this table because they were not applicable: (i) aggregate change in the actuarial present value of accumulated benefits under all defined benefit and pension plans reported in the SCT; (ii) service cost; (iii) prior service cost; and (iv) dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the fair value of the award or the SCT total compensation for the covered fiscal year.

(3)
Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on September 30, 2020 (the last trading day of fiscal 2020) through and including the end of each fiscal year reported in the table.

(4)
Our peer group used for the TSR calculation is the Nasdaq Telecommunications Index, which is the same “peer index” used in the performance graph appearing in our annual report on Form 10-K.

(5)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our Company’s performance, is Adjusted EBITDA. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the consolidated statements of operation.

Relationship Between Pay and Performance
The charts shown below present a graphical comparison of CAP to our PEO and the average CAP to our Other NEOs set forth in the Pay Versus Performance table above, as compared against the following performance measures: our (1) Total Shareholder Return (“TSR”), (2) peer group TSR, (3) Net Income, and (4) Adjusted EBITDA. The charts also provide a comparison of our TSR to the peer group TSR for the three-year period.

(1)
TSR in the above chart, in the case of both the Company and our Peer Group, reflects the cumulative return of $100 as if invested on September 30, 2020, including reinvestment of any dividends.

Tabular List of Important Financial Performance Measures
Listed below are five financial performance measures Digi believes are the most important ones we use to link the compensation actually paid to our Named Executives to our performance:
Adjusted EBITDA
Relative Total Shareholder Return
Net Income
Revenue
Annual Recurring Revenue

COMPENSATION OF DIRECTORS
The fiscal 2023 director compensation program provided non-employee directors with a combination of cash and RSUs that resulted in an annual aggregate value ranging from approximately $181,000 to $226,000 per director depending on committee service in fiscal 2023.
The Compensation Committee conducts periodic competitive reviews of the compensation plan for non-employee directors. For fiscal 2023, the Committee reviewed a competitive analysis of director compensation as compared to our Peer Group. This analysis provided details on total compensation levels and committee service fees for directors in our Peer Group as well as the allocation of compensation between cash and equity. Our director compensation program was determined to be in the 25th through 50th percentile relative to the Peer Group. In response, cash retainers for service as a non-employee board member as well as for service as Audit Committee Chair, Compensation Committee Chair, Audit Committee Member and Compensation Committee Member were increased. The director compensation plan continues to provide an annual equity award, in the form of RSUs, with a target value of $120,000. This award is approved at the regularly scheduled meeting of the Compensation Committee immediately prior to the annual meeting of stockholders and granted after the public announcement of first fiscal quarter financial results. These RSUs are scheduled to vest in full on the date immediately preceding our next annual meeting of stockholders, which is historically approximately one year after the date of grant. In addition, a newly elected director is expected to be awarded a one-time RSU award valued at $125,000 in connection with their appointment or initial election. These RSUs vest 50% after one year and 100% after two years from date of award.
The following table describes compensation arrangements with our non-employee directors effective for fiscal 2023:
Compensation Element	Amount Payable
Annual Cash Retainers(1)
•Board Member	$50,000
•Audit Committee Chair	$20,000
•Compensation Committee Chair	$15,000
•Nominating & Governance Committee Chair	$10,000
•Non-Executive Chairperson	$40,000
•Audit Committee Member	$10,000
•Compensation Committee Member	$6,000
•Nominating & Governance Committee Member	$5,000
Annual Equity Award(2)(3)	$120,000
New Director Equity Award(3)	$125,000

(1)
Retainers are paid in quarterly installments each representing 25% of total annual retainer amount.

(2)
An annual RSU equity award is provided to each non-employee director on or near the date of the annual meeting of stockholders and each such award becomes fully vested after one year. The amount of the annual equity award indicated in the table represents the target valuation of the equity award.

(3)
For fiscal 2023, the actual number of shares underlying the RSUs awarded was determined by dividing the targeted RSU award value by $36.43, which represented the average closing price of our common stock during the six months preceding February 6, 2023, the date the awards were granted.

Director Compensation for Fiscal 2023
The table below summarizes compensation provided to non-employee directors for services provided during fiscal 2023.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Christopher D. Heim	76,666	118,057	194,723
Satbir Khanuja, Ph.D.	105,001	118,057	223,058
Spiro C. Lazarakis	74,000	118,057	192,057
Hatem Naguib	60,083	118,057	178,140
Sally J. Smith	69,083	118,057	187,140

(1)
The “Stock Awards” column presents the aggregate grant date fair value of RSUs granted to each non-employee director during fiscal 2023 as computed in accordance with ASC 718. The fair value of each RSU was considered to be the closing price of the Company’s common stock on the date the RSU was granted.

(2)
Information regarding the RSUs granted to the non-employee directors during fiscal 2023 and their aggregate stock options and RSUs outstanding at September 30, 2023, is contained in the following table:

Name	Grant Date	Number of RSUs Awarded (#)	Grant Date Fair Value of RSUs(A) ($)	Total Number of RSUs Outstanding (#)
Christopher D. Heim	2/6/2023	3,294	118,057	3,294
Satbir Khanuja, Ph.D.	2/6/2023	3,294	118,057	3,294
Spiro C. Lazarakis	2/6/2023	3,294	118,057	3,294
Hatem Naguib	2/6/2023	3,294	118,057	3,294
Sally J. Smith	2/6/2023	3,294	118,057	3,294

(A)
This column shows full grant date fair value under authoritative guidance issued by ASC 718 of the RSUs granted to non-employee directors in fiscal 2023.

RELATED PERSON TRANSACTION APPROVAL POLICY
Our Board has adopted a written policy (the “Related Person Transaction Approval Policy”) regarding transactions with any “Related Person,” which is defined to include any of our directors or nominees for directors, executive officers and greater than five percent stockholders and any of their respective immediate family members. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with Related Persons that are required to be disclosed under the rules of the SEC.
The Related Person Transaction Approval Policy covers “Related Person Transactions” (as defined below) between us and any Related Person. Related Person Transactions include any transactions, arrangements or relationships involving the payment of money or other value involving us and in which a Related Person has a direct or indirect interest. A Related Person Transaction does not include:
•
payments of compensation to the Related Person for his or her service to us as a director, officer or employee;

•
transactions available to all employees or all stockholders on the same terms; or

•
transactions, which when aggregated with the amount of all other transactions between us and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

The Audit Committee must approve a Related Person Transaction prior to commencement of the transaction, except where the transaction is identified after it has commenced or first becomes a Related Person Transaction, in which case the Related Person Transaction will be brought before the Audit Committee for ratification. Our executives are responsible for disclosing all material information pertaining to any Related Person Transaction to the Audit Committee prior to entering into the transaction. The Audit Committee Chairperson has been granted the authority to approve transactions that arise between Audit Committee meetings provided that any actions taken by the Chairperson pursuant to such authority must be reported to the Audit Committee at its next regularly scheduled meeting.
While the Audit Committee is permitted to use any factors it deems appropriate in determining whether to approve a Related Person Transaction, the Related Person Transaction Approval Policy requires the Audit Committee, at a minimum, to consider:
•
the fairness of the terms to us;

•
materiality of the transaction to us;

•
the role of the Related Person in arranging the Related Person Transaction;

•
the structure of the Related Person Transaction; and

•
the interests of all Related Persons in the Related Person Transaction.

The Audit Committee will only approve a Related Person Transaction if the Committee determines it is beneficial and fair to us. No transactions were identified for approval with respect to fiscal 2023.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that our directors and certain officers and any person who owns more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Based solely on our review of the copies of such reports furnished to us or filed with the SEC and written representations from our directors and officers, for the fiscal year ended September 30, 2023, all Section 16(a) reports required to be filed by our officers, directors and greater than 10% stockholders were properly and timely filed, other than a late Form 4 for Mr. Konezny relating to a single transaction involving an inheritance of shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of September 30, 2023 about the equity compensation plans under which shares of our common stock may be issued.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	2,529,702(2)	$16.66	2,835,592(3)
Equity Compensation Plans Not Approved by Security Holders	—	N/A	—
Total	2,529,702		2,835,592

(1)
Calculation excludes shares subject to RSU and PSU awards because they do not have an exercise price.

(2)
Includes 1,552,593 shares subject to outstanding options, 842,257 shares issuable pursuant to RSUs, and up to 134,852 shares issuable pursuant to PSUs.

(3)
Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of options, warrants or rights, as follows: 2,365,365 shares under the Company’s Amended and Restated 2021 Omnibus Incentive Plan and 470,227 shares under the Company’s Employee Stock Purchase Plan. The Company’s 2020, 2019, 2018, 2017, 2016, and 2014 Omnibus Incentive Plans remain in effect, but no further awards will be made under those plans.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are seeking a non-binding advisory vote from stockholders to approve the compensation of the Named Executives as disclosed in the CD&A, tabular disclosures and related narrative of this proxy statement.
Our compensation programs are structured to align the interests of our executives with the interests of our stockholders by rewarding sustained financial and operating performance and the creation of stockholder value. More specifically, our programs:
•
utilize a mix of cash and equity compensation with varying time triggers for payment and financial measures that reward sustained financial performance; and

•
place a significant emphasis on the opportunity for incentive compensation, thus aligning total direct compensation with Company performance.

Our Compensation Committee, composed of three independent, non-employee directors, discharges the Board’s responsibilities with respect to all forms of compensation for Named Executives as well as general oversight of compensation plans. The Compensation Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate.
Before you vote on this Proposal, please carefully review the entire CD&A, which discusses in-depth how our compensation programs are aligned with our performance and the creation of stockholder value. The Compensation Committee and the Board believe that the policies and practices described in the CD&A effectively implement our pay-for-performance compensation philosophy.
The Board, upon recommendation of its Compensation Committee, has submitted the following resolution for non-binding advisory approval by our stockholders:
“RESOLVED, that the stockholders approve the compensation awarded to the Named Executives, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for this meeting.”
Effect of Proposal
The Say-on-Pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require our Board or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address any stockholder disapproval remains with the Board and the Compensation Committee.
The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of our Company and our stockholders.
The Board values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote on executive compensation and stockholder opinions received from other communications when making future compensation decisions.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
We are submitting to stockholders a non-binding advisory vote on whether future advisory votes on the compensation of our Named Executives shall occur every 1 year, 2 years or 3 years, which vote is referred to in this proxy statement as “Say-when-on-Pay.”
At our 2018 annual meeting of stockholders, our stockholders voted to conduct advisory votes on executive compensation annually, and the Board implemented this standard. The Board continues to believe that submitting the advisory vote on executive compensation to stockholders on an annual basis remains appropriate for our Company and our stockholders.
The proxy card provides stockholders with four choices (1 year, 2 years, 3 years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation and may vote for any of the frequency options or abstain.
Effect of Proposal
The Say-when-on-Pay vote is non-binding. The outcome of this vote will not require the Board or the Compensation Committee to take any action regarding the frequency of future Say-on-Pay votes. However, the Board will consider the outcome of this vote in its decision on how often to present the Say-on-Pay vote to stockholders. The frequency (every 1 year, 2 years, or 3 years) that receives the highest number of votes will be deemed the choice of the stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR A FREQUENCY OF “1 YEAR” FOR THIS PROPOSAL 3.

PROPOSAL NO. 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Deloitte & Touche LLP, independent registered public accounting firm, has been the independent registered public accounting firm for us since November 30, 2022. The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2024 and recommends that stockholders vote in favor of the ratification of such appointment. We anticipate that representatives of Deloitte & Touche LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Effect of Proposal
In the event of a negative vote on such ratification, our Audit Committee would reconsider its selection.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.
If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the notice of internet availability or proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.
ADDITIONAL MATTERS
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, including our consolidated financial statements, is being mailed or made available with this proxy statement.
As of the date of this proxy statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by our Board will be voted by the persons named therein in accordance with their best judgment.
By Order of the Board,
David H. Sampsell
Executive Vice President, Corporate Development, General Counsel & Corporate Secretary
December 8, 2023

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1. Election of Directors

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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0000623166_1 R1.0.0.6

111234567812345678123456781234567812345678123456781234567812345678NAMETHE COMPANY NAME INC. - COMMON 123,456,789,012.12345THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345THE COMPANY NAME INC. - 401 K 123,456,789,012.12345→x02 0000000000JOB #1 OF 21 OF 2 PAGESHARESCUSIP #SEQUENCE #THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateCONTROL #SHARESSCAN TOVIEW MATERIALS & VOTE0 0 00 0 00 0 00 0 0 00 0 00000623166_1 R1.0.0.6DIGI INTERNATIONAL INC.ATTN: OFFICE OF GENERAL COUNSEL9350 EXCELSIOR BLVD., SUITE 700HOPKINS, MN 55343Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on 01/28/2024. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETon 01/28/2024. Have your proxy card in hand when you call and then follow theinstructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FOReach of the following Nominees:1. Election of DirectorsNominees For Against Abstain1a. Christopher D. Heim1b. Sally J. SmithThe Board of Directors recommends you vote FORthe following proposal: For Against Abstain2. Company proposal to approve, on a non-bindingadvisory basis, the compensation paid to namedexecutive officers.The Board of Directors recommends youvote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain3. Company proposal to recommend, on anon-binding advisory basis, thefrequency of future votes to approveexecutive officer compensation.The Board of Directors recommends you vote FORthe following proposal: For Against Abstain4. Company proposal to ratify the appointment ofDeloitte & Touche LLP as independent registeredpublic accounting firm of the company for thefiscal year ending September 30, 2024.NOTE: If any other matters properly come before theannual meeting calling for a vote of stockholders,the shares represented by this proxy will be votedby the persons named herein in accordance withtheir best judgment.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name by authorized officer.23-32173-1 C4.1 P10000623166_2 R1.0.0.6Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.comDIGI INTERNATIONAL INC.Annual Meeting of StockholdersJanuary 29, 2024, 2:00 P.M. CSTThis proxy is solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Ronald E. Konezny and James J. Loch, and each of them, as proxies, eachwith the power to appoint his substitute, and hereby authorizes such proxies to represent and to vote, asdesignated on the reverse, all shares of common stock of Digi International Inc. held of record by theundersigned at the close of business on December 4, 2023, at the Annual Meeting of Stockholders to be held onJanuary 29, 2024, or any adjournment thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side23-32173-1 C4.1 P2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com DIGI INTERNATIONAL INC.Annual Meeting of StockholdersJanuary 29, 2024, 2:00 P.M. CSTThis proxy is solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Ronald E. Konezny and James J. Loch, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes such proxies to represent and to vote, as designated on the reverse, all shares of common stock of Digi International Inc. held of record by the undersigned at the close of business on December 4, 2023, at the Annual Meeting of Stockholders to be held on January 29, 2024, or any adjournment thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000623166_2 R1.0.0.6